Filed Pursuant to Rule 424(b)(3)
File Number 333-132176

PROSPECTUS SUPPLEMENT NO. 7

Prospectus Supplement dated April 23, 2007
to Prospectus declared
effective on August 10, 2006
(Registration No. 333-132176)
as supplemented by that Prospectus Supplement No. 1 dated August 29, 2006, that Prospectus Supplement No. 2 dated September 5, 2006,
that Prospectus Supplement No. 3 dated September 19, 2006,
that Prospectus Supplement No. 4 dated November 8, 2006,
that Prospectus Supplement No. 5 dated December 11, 2006
and that Prospectus Supplement No. 6 dated March 27, 2007

SOMANTA PHARMACEUTICALS, INC.

This Prospectus Supplement No. 7 supplements our Prospectus dated August 10, 2006, the Prospectus Supplement No. 1 dated August 29, 2006, the Prospectus Supplement No. 2 dated September 5, 2006, the Prospectus Supplement No. 3 dated September 19, 2006, the Prospectus Supplement No. 4 dated November 8, 2006, the Prospectus Supplement No. 5 dated December 11, 2006 and the Prospectus Supplement No. 6 dated March 27, 2007.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 7 together with the Prospectus and each prior Prospectus Supplement referenced above.

This Prospectus Supplement includes the attached Amended Current Report on Form 8-K/A of Somanta Pharmaceuticals, Inc. filed on April 20, 2007 with the Securities and Exchange Commission.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the trading symbol “SMPM.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Prospectus Supplement is April 23, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2007

SOMANTA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-20297	20-3559330

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19200 Von Karman Avenue, Suite 400, Irvine, CA		92612

(Address of Principal Executive Offices)		(Zip Code)

(949) 477-8090

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report.)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Somanta Pharmaceuticals, Inc. (“Somanta”) filed a Current Report on Form 8-K with the Securities and Exchange Commission on April 19, 2007 (the “Initial Filing”), relating to the entry into a definitive merger agreement among Somanta, Somanta Incorporated, a Delaware corporation and a wholly-owned subsidiary of Somanta and Somanta Limited, a company organized under the laws of England and a wholly-owned subsidiary of Somanta Incorporated, and Access Pharmaceuticals, Inc. (“Access”) and Somanta Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of Access and a Delaware corporation.

This Amendment No. 1 to the Initial Filing on Form 8-K/A is being filed solely to include the paragraphs under the headings “Additional Information about the Merger and Where to Find It” and “Participants in the Solicitation.” For the convenience of the reader, the registrant has amended and restated the Initial Filing in its entirety except for the inclusion of the foregoing paragraphs. Except as set forth above, no other changes are being made to the Initial Filing.

Item 1.01.          Entry into a Material Definitive Agreement.

On April 18, 2007, Somanta Pharmaceuticals, Inc., a Delaware corporation (“Somanta”), Somanta Incorporated, a Delaware corporation and a wholly-owned subsidiary of Somanta and Somanta Limited, a company organized under the laws of England and a wholly-owned subsidiary of Somanta Incorporated, and Access Pharmaceuticals, Inc. (“Access”) and Somanta Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of Access and a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”), as announced in the attached joint press release dated April 19, 2007. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Somanta, with Somanta continuing as the surviving corporation and becoming a wholly-owned subsidiary of Access (the “Merger”). The Board of Directors of Somanta has approved the Merger and the Merger Agreement.

In connection with the Merger, all of Somanta’s common stock that is outstanding at the effective time of the Merger (the “Effective Time”) will be converted into 500,000 shares of Access common stock. No fractional shares of Access common stock will be issued as a result of the Merger. In addition, all of Somanta’s preferred stock that is outstanding at the Effective Time of the Merger will be converted into 1,000,000 shares of Access’ common stock. No shares of Access preferred stock will be issued as a result of the Merger.

As of April 18, 2007, there were (i) 15,459,137 shares of Somanta’s common stock outstanding, including 1,166,534 shares issuable upon the exercise of warrants that are expected to be exercised prior to the Effective Time, and (ii) 591.6 shares of Somanta’s preferred stock outstanding. Also as of April 18, 2007, there were outstanding warrants to purchase 5,936,304 shares of Somanta’s common stock that are not expected to be exercised prior to the Effective Time and are expected to be converted into warrants to purchase approximately 192,000 shares of Access’ common stock (subject to adjustment as provided in the Merger Agreement).

The completion of the Merger is subject to various conditions to closing, including, without limitation, obtaining the approval of the Somanta stockholders. The Merger is intended to qualify as a reorganization for federal income tax purposes.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this Report as Exhibit 2.4 and incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. In particular, the assertions embodied in the representations and warranties made by Somanta in the Merger Agreement are qualified by information in confidential disclosure schedules provided by Somanta to Access in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Somanta and Access rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Somanta or Access.

Additional Information about the Merger and Where to Find It

In connection with the proposed Merger, Somanta and Access intend to file relevant materials with the Securities and Exchange Commission (“SEC”), including a registration statement on Form S-4 that will contain a prospectus and a proxy statement. Investors and security holders of Somanta are urged to read these materials when they become available because they will contain important information about Somanta, Access and the Merger. The proxy statement, prospectus and other relevant materials (when they become available), and any other documents filed by Somanta or Access with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. Investors and security holders are urged to read the proxy statement, prospectus and other relevant materials when they become available before making any voting or investment decision with respect to the Merger.

Participants in the Solicitation

Somanta, Access and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Somanta in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger transaction will be included in the proxy statement/prospectus referred to above. Additional information regarding the directors and executive officers of Somanta is also included in the Somanta Annual Report on Form 10-KSB for the year ended April 30, 2006 and in its proxy statement for its 2006 Annual Meeting of stockholders. Additional information regarding the directors and executive officers of Access is included in the Access Annual Report on Form 10-KSB for the year ended December 31, 2006 and in its proxy statement for its 2006 Annual Meeting of stockholders. These documents are available free of charge at the SEC's web site (www.sec.gov).

Item 8.01.           Other Events.

On April 19, 2007, Somanta issued a press release announcing that it entered into a definitive agreement to be acquired by Access.

The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K/A and is incorporated by reference.

Item 9.01.           Financial Statements and Exhibits.

Exhibit No	Description

2.4	Agreement and Plan of Merger, by and among Somanta Pharmaceuticals, Inc., Somanta Incorporated, Somanta Limited, Access Pharmaceuticals, Inc. and Somanta Acquisition Corporation, dated April 18, 2007

99.1	Press release issued by Somanta Pharmaceuticals, Inc. and Access Pharmaceuticals, Inc., dated April 19, 2007.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOMANTA PHARMACEUTICALS, INC.

	By:	/s/ Terrance J. Bruggeman

Terrance J. Bruggeman
Executive Chairman
Dated: April 20, 2007